Exhibit (a)(1)(i)

OFFER TO PURCHASE

Scientific Games Corporation

Offer to Purchase for Cash Any and All Outstanding 0.75% Convertible Senior Subordinated Debentures due 2024
At the purchase price as provided herein per $1,000 principal amount of Debentures

(CUSIP No. 80874P AD1)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF DECEMBER 14, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR DEBENTURES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION. TENDERS OF DEBENTURES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

Scientific Games Corporation (the “Company,” “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding 0.75% Convertible Senior Subordinated Debentures due 2024 of the Company (the “Debentures”) that are validly tendered and not withdrawn prior to the Expiration Time, in each case for cash in an amount equal to $995 per $1,000 principal amount of Debentures purchased (the “Consideration”).

The Company’s obligation to accept for payment, and to pay for, any Debentures validly tendered pursuant to the Offer is subject to satisfaction of all the conditions described in this Offer to Purchase. See “Conditions to the Offer.”

If a Holder (as defined below) validly tenders its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Debentures up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any holder of record of Debentures (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Debentures desiring that the Holder tender, all or any portion of such Holder’s Debentures must comply with the procedures for tendering Debentures set forth herein in “Procedures for Tendering and Withdrawing Debentures” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to J.P. Morgan Securities Inc. (the “Dealer Manager”) or Global Bondholder Services Corporation (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Global Bondholder Services Corporation is acting as depositary (the “Depositary”) in connection with the Offer.

THE EXECUTIVE AND FINANCE COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER.  HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

J.P. Morgan

November 16, 2009

IMPORTANT INFORMATION

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Debentures tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Debentures prior to the Expiration Time and does not validly withdraw its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Debentures on the Payment Date.

Payment for the Debentures will be made by the deposit of immediately available funds by the Company with the Depositary promptly following the Expiration Time, and is expected to be made on the third business day following the Expiration Time (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Debentures tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Debentures, (iii) extend the Expiration Time or (iv) amend the terms of the Offer.  Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Debentures tendered pursuant to the Offer, or the payment for Debentures accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration will not be paid or become payable to Holders who have validly tendered their Debentures pursuant to the Offer. In any such event, the Debentures previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Debentures that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.  Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Debentures until ten business days after the expiration or termination of the Offer.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR

i

FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any Holder who desires to tender Debentures and who holds physical certificates evidencing such Debentures must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Debentures being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Only Holders—i.e., record owners, as reflected on the Company’s registry of ownership—are entitled to tender Debentures.

A beneficial owner of the Debentures that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Debentures on the beneficial owner’s behalf. The Depository Trust Company (“DTC”) has authorized DTC participants that hold Debentures on behalf of beneficial owners of Debentures through DTC to tender their Debentures as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Debentures, DTC participants must tender their Debentures to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Debentures—Debentures Held Through DTC.” Holders desiring to tender their Debentures on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary.  See “Dealer Manager, Information Agent and Depositary.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Debentures in accordance with the procedures set forth herein and in the Letter of Transmittal.

ii

SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Scientific Games Corporation, a Delaware corporation.

The Debentures	0.75% Convertible Senior Subordinated Debentures due 2024 of the Company. See “Impact of the Offer on Rights of the Holders of the Debentures.”

The Offer

The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Debentures validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Debentures on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds

The purpose of the Offer is to purchase Debentures in order to retire the debt associated with the Debentures. The Company will fund purchases pursuant to the Offer from cash on hand and/or borrowings under its revolving credit facility. See “The Offer—Purpose of the Transaction” and “The Offer—Source and Amount of Funds.”

Consideration; Accrued Interest

The Consideration offered is cash in an amount equal to $995 per $1,000 principal amount of Debentures purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Debentures on the Payment Date. With respect to any Debentures purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Debentures pursuant to their terms up to but not including the Payment Date. See “The Offer—Consideration; Accrued Interest.”

Payment Date	The Payment Date for the Offer is expected to be promptly after the Expiration Time. The Company expects payment to be made on December 17, 2009. See “Acceptance for Payment and Payment.”

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, at the end of December 14, 2009, unless extended by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Withdrawal Rights

Tendered Debentures may be withdrawn by Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Debentures may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Debentures—Withdrawal of Tenders; Absence of Appraisal Rights.”

Conditions to the Offer

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Debentures tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Debentures, (iii) extend the Expiration Time or (iv) amend the terms of the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Debentures tendered in the Offer, or to delay the payment for Debentures so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Debentures

Any Holder who desires to tender Debentures pursuant to the Offer, and holds physical certificates evidencing such Debentures, must complete and sign the related Letter of Transmittal (or manually sign a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Debentures being tendered and any other required documents, to the Depositary prior to the Expiration Time. Only a person who is the record owner of a Debenture, as reflected in the Company’s registry of ownership, is the Holder of that Debenture and is entitled to tender that Debenture in the Offer. Beneficial owners of Debentures who hold their interests through a nominee or other person are not the Holders of those Debentures and, if they wish such Debentures to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds Debentures in book-entry form through DTC and who desires that the Debentures be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Debentures—Debentures Held by Record Holders.”

Holders of Debentures who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Debentures. See “Procedures for Tendering and Withdrawing Debentures—Debentures Held Through DTC.”

Untendered and/or Unpurchased Debentures

Debentures not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Debentures or otherwise purchase the untendered Debentures in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer.”

Acceptance for Payment and Payment

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Debentures on the Payment Date.

Payments for Debentures accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Debentures validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Debentures tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Consequences.”

Convertible Bond Hedge and Warrant Transactions

In connection with the Offer, we have agreed with JPMorgan Chase Bank, N.A. (“JPMCB”), an affiliate of the Dealer Manager, to terminate certain convertible bond hedge transactions and separate warrant transactions between us and JPMCB. We had entered into the convertible bond hedge transactions and warrant transactions with JPMCB and Bear Stearns International Limited (“Bear Stearns”) at the time of the offering of the Debentures and the Bear Stearns transactions were subsequently novated to JPMCB. We expect to terminate the convertible bond hedge transactions and warrant transactions in the amount corresponding to the portion of the Debentures tendered and accepted for payment pursuant to the Offer. In connection with the termination of the convertible bond hedge and warrant transactions and unwinding of their existing hedge positions with respect to the transactions, we are advised that JPMCB or its affiliates expect to sell shares of our common stock in secondary market transactions, and/or unwind various derivative transactions with respect to our common stock, shortly after the expiration and prior to or concurrently with the closing of the Offer. This activity could reduce the market price of our common stock at that time and it could adversely affect the market value of the Debentures not tendered pursuant to the Offer. For a discussion of the potential impact of any market or other activity by JPMCB or its affiliates in connection with the termination of the convertible bond hedge and warrant transactions, see “Convertible Bond Hedge and Warrant Transactions.”

Dealer Manager	J.P. Morgan Securities Inc.

Depositary	Global Bondholder Services Corporation

Information Agent	Global Bondholder Services Corporation

ABOUT THE COMPANY

Scientific Games Corporation, referred to herein as the “Company” or “we” is a leading supplier of technology-based products, systems and services to gaming markets worldwide. We believe we offer our customers the widest array of technologically advanced products and services in each market we serve. We report our operations in three business segments: Printed Products Group, Lottery Systems Group, and Diversified Gaming Group.

•                  Printed Products Group.  Our Printed Products Group is composed of our instant lottery ticket business and our prepaid phone card business. We believe we are the leading provider of instant lottery tickets in the world. Our instant ticket customers include 40 of the 43 U.S. jurisdictions that currently sell instant lottery tickets, and we sell instant tickets and/or related services to lotteries in over 50 other countries. We believe that our innovative products and services allow lotteries to increase their retail sales of instant tickets. Instant ticket and related services include ticket design and manufacturing, as well as value-added services, including game design, sales and marketing support, specialty games and promotions, inventory management and warehousing, and fulfillment services. We provide lotteries with access to some of the world’s most popular entertainment brands, including Deal or No Deal®, Major League Baseball®, National Basketball Association®, Harley-Davidson®, Wheel of Fortune®, Monopoly®, Corvette® and World Poker Tour®. We also provide lotteries with customized partnerships, or cooperative service programs, to help them efficiently and effectively manage and support their operations to achieve greater retail sales and lower operating costs.

•                  Lottery Systems Group. We believe we are a leading provider of sophisticated, customized computer software, equipment and data communication services to government-sponsored and privately operated lotteries in and outside the United States. This business includes the provision of transaction processing software for the accounting and validation of both instant and online lottery games, point-of-sale terminals, central site computers, communications technology, and ongoing support and maintenance for these products. Central computer systems, terminals and associated software are typically provided in the United States through facilities management contracts and internationally through outright sales. We have contracts to operate online lottery systems for 13 of the 45 U.S. jurisdictions that operate online lotteries and we believe we are the second largest online lottery system provider in Europe.

•                  Diversified Gaming Group. Our Diversified Gaming Group provides services and systems to private and public operators in the wide area gaming markets and in the pari-mutuel wagering industry. Our product offerings include server-based gaming machines, video lottery terminals, monitor games, wagering systems for the pari-mutuel racing industry, sports betting systems and services and Great Britain regulated Category C Amusement With Prize (‘‘AWP’’) and Skill With Prize (‘‘SWP’’) terminals. Business units within the Diversified Gaming Group include: The Global Draw Limited and certain related companies, a leading supplier of gaming terminals, systems and monitor games to licensed bookmakers, primarily in the U.K. and Mexico; Games Media Limited, our AWP and SWP terminal supplier to U.K. public house operators; Scientific Games Racing LLC, a leading worldwide supplier of computerized systems for pari-mutuel wagering; and our venue management gaming operations in Connecticut, Maine and the Netherlands.

Consorzio Lotterie Nazionali. We are a member of Consorzio Lotterie Nazionali (‘‘CLN’’), a consortium consisting principally of Scientific Games International, Inc., a wholly owned subsidiary of the Company (“SGI”), Lottomatica S.p.A, and Arianna 2001, a company owned by the Federation of Italian Tobacconists. The consortium holds a concession from the Italian Monopoli di Stato to be the exclusive operator of the Italian Gratta e Vinci instant ticket lottery. The concession commenced in 2004 and expires in June 2010 with a six year extension option held by the Monopoli di Stato. Under our contract with the consortium, we supply instant lottery tickets, game development services, marketing support, the instant ticket management system and systems support. We also participate in the profits or losses of the consortium as a 20% equity owner, and assist Lottomatica S.p.A in the lottery operations.

Recent Developments

On October 12, 2009, the members of CLN tendered for a new concession to operate the Gratta e Vinci instant ticket lottery upon the termination of CLN’s current concession. Although a maximum of four concessions can be granted by the terms of the tender, we understand that our bidding group was the only group to submit a bid. The concession, anticipated to begin in June 2010, will have an initial term of nine years (subject to a performance evaluation during the fifth year) and may be extended by the Monopoli di Stato for an additional nine years. Pricing for the new concession is set at 11.9% of retail sales, inclusive of retailer commissions of 8.0%, compared to the current tiered pricing structure, which averaged 12.1% of retail sales in the second quarter of 2009 inclusive of retailer commissions of 8.0% and a value-added tax (“VAT”). The new rate is exclusive of VAT; however VAT will be charged on the operating expenses of the concessionaire.

A non-bidding third party filed a request with the TAR Lazio (Rome Administrative Court) seeking the suspension and annulment of the tender.  We understand that the request claims that the tender is discriminatory and that it unlawfully limits competition. The request to suspend the tender was denied in hearings on October 14 and October 28, 2009. We anticipate a ruling on the request for annulment by the end of November 2009.  In the event that the request for annulment is granted, we cannot predict what actions, if any, the Italian government or Monopoli di Stato will take, including potentially passing new legislation, amending the tender procedures, issuing new tender procedures or exercising its option to extend CLN’s current concession.

In the event that our bidding group is the sole bidding group to be awarded a concession, our bidding group would be obligated to make upfront payments of €520.0 million and €280.0 million on or about November 30, 2009 and November 30, 2010, respectively. We would be responsible for our pro rata share of these payments (which would be €104.0 million and €56.0 million, respectively, assuming our ownership interest in the entity that holds the concession remains at 20%). In conjunction with the submission of its bid, our bidding group provided bank guarantees to support a €40.0 million bid guarantee and a €75 million performance guarantee. We guaranteed our pro rata share of these guarantees through the issuance of €23.0 million of letters of credit under our revolving credit facilities.

There can be no assurance that our bidding group will be awarded a concession to continue to operate the instant ticket lottery following the termination of CLN’s current concession or whether other operators will also be awarded a concession. In addition, there can be no assurance that we will continue to supply instant lottery tickets and/or other services under any future arrangements. In the event that our bidding group is awarded a concession, we anticipate that our bidding group will form and capitalize a new vehicle to hold the concession consistent with the tender requirements. We cannot guarantee that we will be able to enter into definitive governing agreements with respect to any new concession vehicle, nor can we predict the final terms of any such definitive agreements (including terms relating to the structure of the vehicle and governance rights).

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Debentures that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $995 per $1,000 principal amount of the Debentures so purchased, plus Accrued Interest on such Debentures.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Debentures prior to the Expiration Time and does not validly withdraw its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Debentures on the Payment Date.

Debentures accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Debentures accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time.  Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Debentures pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Debentures, such Holders will not receive the Consideration, unless such Debentures are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Debentures for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Debentures are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Debentures—i.e., unpaid interest that has accrued on those Debentures pursuant to their terms from the last semi-annual interest payment date (which will be December 1, 2009) up to but excluding the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of December 14, 2009 unless and until the Company shall, in its sole discretion, have extended this period, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of all the conditions described herein. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Debentures tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Debentures, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof.

If the Company extends the Offer or delays its acceptance for payment, or payment, for any Debentures tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Debentures on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Debentures that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to repurchase Debentures in order to retire the debt associated with the Debentures.  Any Debentures we purchase in the Offer will be cancelled.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding $99,191,000 aggregate principal amount of the Debentures at a price equal to $995 per $1,000 principal amount, to pay all accrued and unpaid interest on such Debentures and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $99,226,130.15 million.  The Company will fund purchases pursuant to the Offer from funds cash on hand and/or borrowings under its revolving credit facility.

In addition, we expect that, as a result of an early termination of the convertible bond hedge transactions and warrant transactions, we will receive a net payment from JPMCB.  The amount of such net payment will depend, to a large degree, on the market price of our common stock during the unwind of JPMCB’s hedge position for the transactions.  For a discussion of the potential impact of any market or other activity by JPMCB or its affiliates in connection with the termination of the convertible bond hedge and warrant transactions, see “Convertible Bond Hedge and Warrant Transactions.”

The following description summarizes the terms of our revolving credit facility. We and SGI are party to a credit agreement dated as of June 9, 2008, as amended on March 27, 2009, September 30, 2009 and October 13, 2009, among SGI, as borrower, the Company, as guarantor, and the several lenders from time to time parties thereto. The credit agreement provides for a $250.0 million senior secured revolving credit facility and a $550.0 million senior secured term loan credit facility (the “Credit Facilities”). The lenders under the Credit Facilities are JPMCB, Bank of America, N.A. and other financial institutions named in the agreements governing the Credit Facilities.

The Credit Facilities terminate on June 9, 2013, subject to certain conditions being met, or such earlier date as specified in the Credit Facilities if such conditions have not been met (as discussed below).  The Credit Facilities are guaranteed by us and our present and future wholly owned domestic subsidiaries (other than SGI) and are secured by (1) substantially all of the property and assets of the Company and its direct and indirect wholly owned domestic subsidiaries (including SGI) and (2) 100% of our interest in the capital stock (or other equity interests) of all our direct and indirect wholly owned domestic subsidiaries and 65% of our interest in the capital stock (or other equity interests) of the first-tier foreign subsidiaries of SGI and the guarantors under the Credit Facilities. Under the Credit Facilities, SGI has the ability to request additional tranches of term loans or to request an increase in the commitments under the revolving Credit Facilities in a maximum aggregate amount of $200 million at a later date.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at SGI’s option, either (1) a base rate determined by reference to the higher of (a) the prime rate of JPMCB, and (b) the federal funds effective rate plus 0.50%, or (2) a reserve-adjusted LIBOR rate, in each case plus an applicable margin. The applicable margin varies, based on the consolidated leverage ratio of the Company, from 1.00% to 2.25% above the base rate for base rate loans, and 2.00% to 3.25% above LIBOR for LIBOR-based loans.  Notwithstanding the foregoing, pursuant to the September 30, 2009 amendment, for the six-month period beginning on September 30, 2009, the applicable margin for LIBOR-based loans will be deemed to be 3.25% and the applicable margin for base rate loans will be deemed to be 2.25%.

In connection with the Credit Facilities, we and SGI and our subsidiaries are subject to a number of restrictions on our respective businesses, including, but not limited to, restrictions on the Company’s, SGI’s, and our other subsidiaries’ ability to grant liens on assets, merge, consolidate or sell assets, incur indebtedness, make acquisitions, engage in other businesses, engage in transactions with affiliates, make distributions on equity interests, and other usual and customary covenants. In addition, we and SGI are subject to certain financial maintenance covenants, including maximum ratios of total debt/EBITDA and total senior debt/EBITDA and a minimum ratio of EBITDA to interest charges (in each case, as defined in the Credit Facilities). Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations.

The Credit Facilities will mature on March 1, 2010 unless either (1) the right of holders of the Debentures to require the repurchase of their Debentures is eliminated on or prior to March 1, 2010, (2) the Debentures are refinanced, redeemed or defeased on or prior to March 1, 2010 or (3) the sum of the aggregate unused and available revolving facility commitments plus unrestricted cash held by SGI and the guarantors under the Credit Facilities on March 1, 2010 is not less than the sum of the principal amount of Debentures then outstanding plus $50.0 million.  In addition, the Credit Facilities will mature on September 15, 2012 unless either (1) the Company’s 6.25% Senior Subordinated Notes due 2012 are refinanced, redeemed or defeased on or prior to September 15, 2012 or (2) the sum of the aggregate unused and available revolving facility commitments plus unrestricted cash held by SGI and the guarantors under the Credit Facilities on September 15, 2012 is not less than the sum of the principal amount of the such notes then outstanding plus $50.0 million.

Under the amendment to the Credit Facilities that we entered into on March 27, 2009, the revolving credit facility and the term loan facility under the Credit Facilities will mature (if earlier than the date that would otherwise apply under the terms of the Credit Facilities) on February 7, 2011 unless on such date no Global Draw promissory notes remain outstanding or the sum of the aggregate available revolving commitments under the Credit Facilities plus unrestricted cash and cash equivalents of SGI and the guarantors under the Credit Facilities is not less than $50.0 million in excess of the amount required to repay in full such outstanding promissory notes.

Under the amendment to the Credit Facilities that we entered into on September 30, 2009, an interest rate level was added to the top of the grid such that if the “Consolidated Leverage Ratio” as of the most recent determination date is equal to or greater than 4.25 to 1.00 (and, in any event, for the six-month period immediately following the effective date of the amendment), then the interest rate will be 3.25% above LIBOR for LIBOR-based loans, and 2.25% above the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds effective rate plus 0.50% for base rate loans.

No plans or arrangements have been made to refinance or repay the Credit Facilities.

For additional information regarding the Credit Facilities, see Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and Note 6 of the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

PROCEDURES FOR TENDERING AND WITHDRAWING DEBENTURES

The tender of Debentures pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Debentures. If a Holder validly tenders its Debentures prior to the Expiration Time and does not validly withdraw its Debentures prior to the Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Debentures on the Payment Date. Any Debentures tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Debentures

The tender of Debentures pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Debentures will constitute the agreement of the Holder to deliver good and marketable title to all tendered Debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE DEBENTURES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR DEBENTURES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED DEBENTURES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

Only registered Holders of Debentures are authorized to tender their Debentures pursuant to the Offer. Accordingly, to properly tender Debentures or cause Debentures to be tendered, the following procedures must be followed:

Debentures Held Through DTC

With regard to Debentures held in book-entry form through DTC, DTC or its nominee is the sole registered owner — and thus the sole Holder — of those Debentures. Beneficial owners of Debentures held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Debentures, and any such beneficial owner that wishes its Debentures to be tendered in the Offer must instruct the DTC Participant through which its Debentures are held to cause its Debentures to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Debentures be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Debentures through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Debentures held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Debentures into the Depositary’s account through ATOP. However, although delivery of the Debentures may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Debentures currently held through DTC have been issued in the form of global Debentures (the “Global Debentures”) registered in the name of Cede & Co., DTC’s nominee. At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Debentures will be reduced to represent the aggregate principal amount of the Debentures, if any, held through DTC and not tendered pursuant to the Offer.

Debentures Held by Record Holders

For any Debentures not held in book-entry form through DTC to be tendered, the Holder of the Debenture—i.e., the record owner of the Debenture as reflected in the Company’s register of Debentures—must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Debentures, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF DEBENTURES—I.E., THOSE WHO HOLD INTERESTS IN THE DEBENTURES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC—ARE NOT HOLDERS OF THEIR DEBENTURES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE DEBENTURES ARE REGISTERED ON THE COMPANY’S REGISTER OF DEBENTURES ARE THE HOLDERS OF THE DEBENTURES AND MAY TENDER THE DEBENTURES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Debentures pursuant to the Offer, but the certificates representing such Debentures have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal, the aggregate Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Debentures tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Debentures (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Debentures tendered thereby, (ii) waives any and all rights with respect to such Debentures (including, without limitation, any existing or past defaults and their consequences in respect of such Debentures and the indenture under which the Debentures were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Debentures, to convert the Debentures into Class A common stock, cash or a combination of Class A common stock and cash, to participate in any redemption or defeasance of such Debentures or be entitled to any of the benefits under the indenture under which the Debentures were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration and Accrued Interest for any tendered Debentures that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Debentures pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Debentures. The Company’s interpretation of the terms and conditions of the Offer (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND DEBENTURES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR DEBENTURES TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL

WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Debentures in accordance with the procedures set forth above.

Withdrawal of Tenders; Absence of Appraisal Rights

Withdrawal of Debentures by Holders may only be accomplished in accordance with the following procedures. Holders may withdraw Debentures tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Debentures have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Debentures or is unable to purchase Debentures validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Debentures, and such Debentures may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Debentures to be withdrawn and the name in which those Debentures are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Debentures), if different from that of the person who deposited the Debentures, (ii) contain the description of the Debentures to be withdrawn, the certificate number or numbers of such Debentures, unless such Debentures were tendered by book-entry delivery, and the aggregate principal amount represented by such Debentures, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Debenture trustee register the transfer of the Debentures into the name of the person withdrawing such Debentures and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Debentures shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Debentures may not be rescinded, and any Debentures properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Debentures by following one of the procedures for tendering Debentures described herein at any time prior to the Expiration Time.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Debentures validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer prior to the Expiration Time. The Payment Date is expected to be promptly after the Expiration Time. The Company expects payment to be made on December 17, 2009.  Any Debentures so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend the Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Debentures tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Debentures tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Debentures accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Debentures (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Debentures validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Debentures. On the Payment Date, the Company will deposit the Consideration and Accrued Interest with DTC, in the case of Debentures tendered by book-entry transfer, or with the Depositary, in the case of Debentures tendered in the form of physical certificates.  DTC or the Depositary, as applicable, will thereafter transmit to the Holders of Debentures accepted for payment the Consideration and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Debentures tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Debentures on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Debentures tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Debentures validly tendered and accepted for payment pursuant to such Offer.

Holders whose Debentures are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Debentures. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF PURCHASED DEBENTURES.

Tendering Holders of Debentures will not be required to pay brokerage commissions or fees with respect to the tendering of Debentures pursuant to the Offer.

If the Offer is terminated or the Debentures are validly withdrawn prior to the Expiration Time, or the Debentures are not accepted for payment, the Consideration will not be paid or become payable. If any tendered Debentures are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Debentures than are tendered, such Debentures not purchased will be returned, without expense, to the tendering Holder (or, in the case of Debentures tendered by book-entry transfer, such Debentures will be credited to the account maintained at DTC from which those Debentures were delivered) unless otherwise requested by such Holder Under “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer.  The Offer does not have as a condition that a minimum principal amount of Debentures be tendered.

General Conditions.  The Offer is conditioned upon none of the following having occurred:

•                  in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•                  challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Debentures pursuant to the Offer; or

•                  could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Debentures pursuant to the Offer;

•                  in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•                  could make the acceptance for payment, or payment, for some or all of the Debentures illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•                  could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Debentures to be purchased pursuant to the Offer; or

•                  could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•                  in our reasonable judgment, there has occurred any of the following:

•                  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•                  the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after November 16, 2009;

•                  any material escalation of any war or armed hostilities which had commenced before November 16, 2009;

•                  any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•                  any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Debentures or in the Company’s Class A common stock;

•                  any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and our subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•                  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•                  a tender or exchange offer for any or all of our Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Debentures in the Offer.  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Debentures tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Debentures, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE DEBENTURES

As of November 13, 2009, the Company had outstanding $99,191,000 aggregate principal amount of its 0.75% Convertible Senior Subordinated Debentures due 2024. If the Company accepts Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Debentures purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Debentures. Below is a summary of certain rights that such Holders will forgo if such Debentures are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Debentures. Please refer to the Indenture by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, dated as of December 23, 2004 (the “Indenture”), filed on December 30, 2004 as Exhibit 4.2 to the Company’s Current Report on Form 8-K for the terms of the Debentures.  See “Where You Can Find Additional Information.”

Interest

Holders of Debentures purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Debentures at the rate of 0.75% per annum from and after the Payment Date.

Conversion Rights of Holders

Holders of Debentures purchased in the Offer will forgo the right to elect to convert those Debentures into cash and our Class A common stock (at a rate of 34.3643 shares per $1,000 principal amount of Debentures, which equates to a conversion price of $29.10 per share of common stock subject to adjustment as provided in the Indenture) under the following circumstances:

•                  (A) during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004 and before December 31, 2019 if the Last Reported Sale Price (as defined in the Indenture) for the Class A common stock for at least 20 Trading Days (as defined in the Indenture) during the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is greater than or equal to 120% of the Conversion Price (as defined in the Indenture) on such last Trading Day and (B) at any time on or after December 31, 2019 if the Last Reported Sale Price for the Class A common stock on any date on or after December 31, 2019 is greater than or equal to 120% of the Conversion Price;

•                  in the event that the Company calls any or all of the Debentures for redemption (other than pursuant to Article IV of the Indenture) at any time prior to the close of business on the second business day immediately preceding the redemption date (unless the Company fails to pay the redemption price); provided that only those Debentures that are called for redemption may be converted following such an event;

•                  if specified distributions to holders of our common stock are made as described in the Indenture; and

•                  the Company is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets, in each case pursuant to which the Class A common stock would be converted into (A) cash or property other than securities or (B) cash, securities or other property, provided that, in the case of clause (B), such transaction also constitutes a Fundamental Change (as defined in the Indenture) (or would have constituted a Fundamental Change but for the Trading Price Exception (as defined in the Indenture)).

Upon conversion, Holders of each $1,000 principal amount of Debentures being converted would receive up to $1,000 in cash and shares for any excess conversion value determined in a manner provided in the Indenture.

Right of Holders to Receive Principal at Maturity

Holders of Debentures purchased in the Offer will forgo the right to receive payment of the full principal amount of those Debentures on the maturity date for the Debentures. The Debentures are scheduled to mature on December 1, 2024, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Repurchase by the Company

Holders of Debentures purchased in the Offer will forgo the right to require the Company to repurchase for cash all or a portion of such Holders’ Debentures on each of June 1, 2010, December 1, 2014 and December 1, 2019, at a price equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest to the repurchase date.

In addition, Holders of Debentures purchased in the Offer will forgo the right to require the Company to repurchase for cash all or a portion of such Holders’ Debentures upon the occurrence of a Fundamental Change (as defined in the Indenture), at a price equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest to the repurchase date.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Debentures before deciding whether the Debentures should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Company Concerning the Offer

Holders of Debentures purchased in the Offer will receive cash in an amount that is less than the principal amount of those Debentures and will forgo interest, conversion and other rights associated with these Debentures. Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Manager, Depositary or the Information Agent makes any recommendation to any Holder or owner of Debentures as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Debentures, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Debentures, and, if so, the principal amount of Debentures to tender.

Tax Treatment of Purchase of Debentures in the Offer

The receipt of the Consideration in exchange for the Debentures will be a taxable transaction to U.S. Holders (as defined below). A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration, other than Accrued Interest, paid to the U.S. Holder in respect of its tendered Debentures and (ii) the U.S. Holder’s adjusted tax basis in its tendered Debentures. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Limited Trading Market for Debentures Not Purchased in the Offer

The Debentures are not listed on any national or regional securities exchange. To the extent that Debentures are tendered and accepted for payment pursuant to the Offer, the trading market for Debentures that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Debentures that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for such Debentures. There is no assurance that an active market in the Debentures will exist or as to the prices at which the Debentures may trade after consummation of the Offer.

Treatment of Debentures Not Purchased in the Offer

Debentures not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the Indenture governing the Debentures, will remain unchanged. No amendment to the Indenture is being sought. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Debentures that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Debentures until ten business days after the expiration or termination of the Offer.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.

In addition, the Company may redeem some or all of the Debentures for cash at any time on or after June 1, 2010 and prior to the stated maturity in accordance with the terms of the Indenture at a price equal to 100% of the principal amount of the Debentures plus any accrued and unpaid interest to the redemption date. Furthermore, the Holders of the Debentures have the right to require us to purchase for cash all or a portion of their Debentures (i) on June 1, 2010, December 1, 2014 and December 1, 2019, or (ii) upon the occurrence of a Fundamental Change (as defined in the Indenture), in each case, at a price equal to 100% of the principal amount thereof plus any accrued and unpaid interest to the repurchase date. However, there can be no assurance that the Holders of the Debentures will have any further opportunity to gain liquidity with respect to the Debentures, except as otherwise expressly required under the Indenture.

Termination of Convertible Bond Hedge and Warrant Transactions and Effect on Debentures Not Purchased in the Offer

In connection with the Offer, we have agreed with JPMCB to terminate certain convertible bond hedge transactions and separate warrant transactions between us and JPMCB.  We expect to terminate the convertible bond hedge transactions and warrant transactions in the amount corresponding to the portion of the Debentures tendered and accepted for payment pursuant to the Offer.

In connection with the termination of the convertible bond hedge and warrant transactions and unwinding of their existing hedge positions with respect to the transactions, we are advised that JPMCB or its affiliates expect to sell shares of our common stock in secondary market transactions, and/or unwind various derivative transactions with respect to our common stock, shortly after the expiration and prior to and concurrently with the closing of the Offer. This activity could reduce the market price of our common stock at that time and it could adversely affect the market value of the Debentures not tendered pursuant to the Offer.

For a discussion of the potential impact of any market or other activity by JPMCB or its affiliates in connection with the termination of the convertible bond hedge and warrant transactions, see “Convertible Bond Hedge and Warrant Transactions.”

MARKET INFORMATION ABOUT THE DEBENTURES

There is no established reporting system or trading market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SGMS.”  The following table sets forth, for the periods indicated, the high and low sale prices for our Class A common stock for the periods indicated.

Fiscal Year ended December 31, 2007	High	Low

First Quarter	$34.85	$28.61
Second Quarter	38.13	30.49
Third Quarter	39.46	31.68
Fourth Quarter	40.70	30.23

Fiscal Year ended December 31, 2008	High	Low

First Quarter	$33.69	$15.87
Second Quarter	34.31	21.28
Third Quarter	32.89	20.19
Fourth Quarter	23.17	10.05

Fiscal Year ending December 31, 2009	High	Low

First Quarter	$19.47	$10.14
Second Quarter	20.16	11.77
Third Quarter	18.81	13.30
Fourth Quarter (through November 13, 2009)	19.29	12.78

On November 13, 2009, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $16.03 per share.

We had 93,285,148 shares of Class A common stock, $0.01 par value, outstanding as of November 12, 2009.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK AND THE DEBENTURES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE SOLICITATION BY THE COMPANY OF TENDERS OF DEBENTURES; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary is a general discussion of material U.S. federal income tax considerations applicable under current law to a “U.S. Holder” (which, for purposes of this Offer, means a beneficial owner of Debentures that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person) and to a “non-U.S. Holder” (which, for purposes of this Offer, means a beneficial owner of Debentures that is not a U.S. Holder) of the Offer.  If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Debenture, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  Partners in partnerships holding the Debentures are urged to consult their tax advisors.

This summary is based on the Code, existing and proposed U.S. Treasury regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.  This discussion does not deal with special classes of beneficial owners of Debentures, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons holding Debentures as part of a hedge, straddle, conversion transaction or other integrated investment or U.S. Holders having a functional currency other than the U.S. dollar.  In addition, the discussion does not describe tax considerations arising out of the laws of any state or local or foreign jurisdiction or any U.S. tax considerations other than U.S. federal income tax considerations (e.g., estate or gift tax considerations).  This discussion assumes that the Debentures are held as “capital assets” within the meaning of Section 1221 of the Code.  The Company has not sought any opinion of counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice.  Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Sale of the Debentures.  A U.S. Holder selling Debentures pursuant to the Offer will recognize gain or loss in an amount equal to the difference between the Consideration received and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale.  Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules set forth below, such gain or loss will be capital gain or loss.  A U.S. Holder’s adjusted tax basis in Debentures generally will equal the cost of the Debentures to such U.S. Holder, increased by the amount of any market discount previously taken into income by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Debentures.  Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains.  The deductibility of capital losses is limited.  Accrued Interest generally will be taxed as ordinary income to the extent such interest has not been previously included in income by the U.S. Holder.

Market Discount.  An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Debenture at a “market discount.” Subject to a statutory de minimis exception, Debentures have market discount if they were purchased at an amount less than the stated redemption price at maturity of the Debentures.  In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Debentures having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Debentures were held by the U.S. Holder.

Information Reporting and Backup Withholding.  Sales of Debentures pursuant to the Offer by U.S. Holders generally will be subject to information reporting requirements.  In addition, certain U.S. Holders who fail to provide an IRS Form W-9 or fail to complete the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup withholding at a rate of 28% with respect to payments the U.S. Holder receives pursuant to the Offer.  Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders

Sale of the Debentures.  A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on the sale of a Debenture pursuant to the Offer unless (1) the gain is effectively connected with such holder’s conduct of a U.S. trade or business, as described below, or (2) such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain (which gain may be offset by certain U.S. source losses).

The gross amount of Accrued Interest paid to a non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote, (ii) the holder is not (a) a controlled foreign corporation that is related to us through stock ownership or (b) a bank receiving interest on a loan entered into in the ordinary course of business, and (iii) the Company or its paying agent has received appropriate documentation (e.g., IRS Form W-8BEN) establishing that the non-U.S. Holder is not a U.S. person.  A non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of Accrued Interest.

If gain from the sale of the Debentures pursuant to the Offer or Accrued Interest paid pursuant to the Offer is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the gain or interest is generally attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the gain or interest on a net basis in the same manner as if it were a U.S. Holder.  A non-U.S. corporation that is a holder of a Debenture also may be subject to a “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.  For this purpose, such gain or interest will be included in earnings and profits if the gain or interest is effectively connected with the conduct by the non-U.S. corporation of a trade or business in the United States.  If Accrued Interest is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, the 30% withholding tax described in the previous paragraph will not apply, provided that the non-U.S. Holder provides to the Company or the paying agent a properly executed IRS Form W-8ECI.

Information Reporting and Backup Withholding.  In general, information reporting and backup withholding will not apply to payments of Consideration, and backup withholding will not apply to payments of Accrued Interest, to a non-U.S. Holder pursuant to the Offer if such non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the Company nor its paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.  A non-U.S. Holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN.   Amounts withheld under the backup withholding rules may be credited against a non-U.S. Holder’s U.S. tax liability, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

We have retained J.P. Morgan Securities Inc. (“J.P. Morgan”) to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact J.P. Morgan.  J.P. Morgan will receive reasonable and customary compensation for its services. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates provide various financial advisory, investment banking and commercial banking services to us from time to time for which they receive customary compensation. J.P. Morgan is a joint lead arranger and its affiliate JPMorgan Chase Bank, N.A. (‘‘JPMCB’’) is the administrative agent and a lender under our credit facilities. We have entered into a commitment letter with J.P. Morgan and JPMCB, pursuant to which JPMCB has committed, subject to certain conditions, to provide up to $75 million in the aggregate of senior secured term loans under one or more incremental term loan facilities pursuant to our existing credit facilities.

We maintain certain convertible bond hedge transactions and separate warrant transactions between us and JPMCB.  We had entered into the convertible bond hedge transactions and warrant transactions with JPMCB and Bear Stearns International Limited (“Bear Stearns”) at the time of the offering of the Debentures and the Bear Stearns transactions were subsequently novated to JPMCB.  The convertible bond hedge transactions were expected to reduce potential dilution to our common stock upon any conversion of the Debentures to the extent the market value per share of our common stock would not exceed the applicable strike price of the warrants.  In connection with the repurchase of the Debentures, we expect to terminate the convertible bond hedge transactions and warrant transactions in the amount corresponding to the portion of the Debentures tendered and accepted for payment pursuant to the Offer.  We expect that, as a result of an early termination of the convertible bond hedge transactions and warrant transactions, we will receive a net payment from JPMCB.  The amount of such net payment will depend, to a large degree, on the market price of our common stock during the unwind of JPMCB’s hedge position for the transactions. For a discussion of the potential impact of any market or other activity by JPMCB or its affiliates in connection with the termination of the convertible bond hedge and warrant transactions, see “Convertible Bond Hedge and Warrant Transactions.”

The Dealer Manager and its affiliates may continue to provide various investment and commercial banking services to us in the future, for which we would expect the Dealer Manager and its affiliates would receive customary compensation from us. In the ordinary course of their respective businesses, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities, including the Debentures.

Global Bondholder Services Corporation has been appointed the Information Agent for the Offer and will be paid customary fees for its services. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has been appointed the Depositary for the Offer and will be paid customary fees for its services. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders of Debentures by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent and Depositary as described above) for soliciting tenders of Debentures pursuant to the Offer. Holders and owners holding Debentures through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Debentures through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary.

 CONVERTIBLE BOND HEDGE AND WARRANT TRANSACTIONS

In connection with the Offer, we have agreed with JPMCB to terminate certain convertible bond hedge transactions and separate warrant transactions between us and JPMCB.  We had entered into the convertible bond hedge transactions and warrant transactions with JPMCB and Bear Stearns at the time of the offering of the Debentures and the Bear Stearns transaction was subsequently novated to JPMCB.  In connection with the repurchase of the Debentures, we expect to terminate the convertible bond hedge transactions and warrant transactions in the amount corresponding to the portion of the Debentures tendered and accepted for payment pursuant to the Offer.

In connection with the termination of the convertible bond hedge and warrant transactions and unwinding of their existing hedge positions with respect to the transactions, we are advised that JPMCB or its affiliates expect to sell shares of our common stock in secondary market transactions, and/or unwind various derivative transactions with respect to our common stock, shortly after the expiration and prior to and concurrently with the closing of the Offer. This activity could reduce the market price of our common stock at that time and it could adversely affect the market value of the Debentures not tendered pursuant to the Offer.

We expect that, as a result of an early termination of the convertible bond hedge transactions and warrant transactions, we will receive a net payment from JPMCB, resulting from the amount payable by JPMCB to us with respect to the termination of the convertible bond hedge transactions and the amount payable by us to JPMCB with respect to the termination of the warrant transactions.  The amount of such net payment will depend, to a large degree, on the market price of our common stock during the unwind of JPMCB’s hedge position for the transactions, but may also be affected by the overall market conditions at such time, overall market liquidity of our common stock and other factors.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its majority-owned subsidiaries beneficially own any Debentures. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge, none of its directors or executive officers beneficially own any Debentures.

Recent Securities Transactions

Neither the Company nor any of its majority-owned subsidiaries have effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge, none of the directors or executive officers of the Company has effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Debentures pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Debentures in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this Offer to Purchase the documents listed below and any documents to the extent filed with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) (excluding any Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished pursuant to Item 2.02 or Item 7.01, or any comparable predecessor provision on any current report, unless otherwise indicated) on or after the date of this Offer to Purchase and until the Offer to Purchase has expired or is terminated (the “Incorporated Documents”):

•                  Annual Report on Form 10-K for the year ended December 31, 2008 (Items 6, 7 and 8 thereof are amended and superseded by the Current Report on Form 8-K filed on May 18, 2009);

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•                  Current Reports on Form 8-K filed on April 2, 2009, April 22, 2009, May 18, 2009 (two reports filed on this date), May 19, 2009, May 27, 2009, June 2, 2009, June 11, 2009, June 19, 2009, August 17, 2009, October 2, 2009, October 19, 2009, October 26, 2009 (to the extent filed and not furnished), October 29, 2009, October 30, 2009 (to the extent filed and not furnished) and November 12, 2009.

The information contained in each of the documents listed above speaks only as of the date of such document and includes, but is not limited to, selected consolidated financial data regarding the Company, management’s discussion and analysis of financial condition and results of operations and our business.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the Commission on November 16, 2009 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase constitute “forward-looking statements”.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘intend,’’ ‘‘continue,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘could,’’ ‘‘potential,’’ ‘‘opportunity,’’ or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; recent changes to certain technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulations, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; influence of certain stockholders; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. For a discussion of other factors that may affect our business, you should also read carefully the factors described in the ‘‘Risk factors’’ section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Commission. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Mail, Overnight Courier or by Hand or

by Facsimile Transmission (for Eligible Institutions only)

65 Broadway—Suite 723

New York, NY 10006

Attn:  Harvey Eng

Phone: (212) 430-3774

Fax: (212) 430-3775/3779

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Incorporated Documents may be directed to the Information Agent.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 723

New York, NY 10006

Banks and Brokers Call (212) 430-3774

All Others Call Toll Free (866) 857-2200

Fax (212) 430-3775

The Dealer Manager for the Offer is:

J.P. Morgan

383 Madison Avenue, 5th Floor

New York, NY 10179

Telephone: (800) 261-5767 (toll free)